As filed with the Securities and Exchange Commission on
March ___, 1999
                                             Reg. No. 333-
=================================================================
                          =============

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    -------------------------
                           FORM S-8/A
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                    -------------------------
                         PCC GROUP, INC.
       (Exact name of issuer as specified in its charter)

     California                                       95-3815164
(State or other jurisdiction of                   (I.R.S.
Employer
 incorporation or organization)                   Identification
No.)

                     163 University Parkway
                    Pomona, California 91768
            (Address of principal executive offices)
                    -------------------------
                CERTAIN COMPENSATORY STOCK GRANT
                    (Full title of the plans)
                    -------------------------
                            Jack Wen
                     Chief Executive Officer
                         PCC Group, Inc.
                     163 University Parkway
                    Pomona, California 91768
             (Name and address of agent for service)
                         (909) 869-6133
  (Telephone number, including area code, of agent for service)

                            Copy to:
                       Istvan Benko, Esq.
                        Stuart Teng, Esq.
              Troy & Gould Professional Corporation
               1801 Century Park East, Suite 1600
                  Los Angeles, California 90067
                         (310) 553-4441

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                                      Proposed
                                        Proposed      Maximum
                                        Maximum       Aggregate    Amount of
Title of Securities      Amount To Be   Offering      Offering    Registration
To Be Registered         Registered     Price         Price           Fee
------------------------------------------------------------------------------
Common Stock, $.01 par
value.................   20,000         $6.34375(1)    $126,250       $36(2)
------------------------------------------------------------------------------

(1)   Estimated solely for the purpose of calculating the fee,
and based, pursuant to Rule 457(c), on the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq SmallCap Market on February 10, 1999.
(2)  Previously paid in connection with the Company's prior
Registration Statement on Form S-8 (Reg. No. 333-72475) filed on
February 17, 1999.
==============================================================================

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
INFORMATION.*

* Information required by Items 1 and 2 of Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                               (i)

                        EXPLANATORY NOTE

     The purpose of this Form S-8/A is to amend the Form S-8
(Reg. No. 333-72475) filed on February 17, 1999 to include the
Opinion of Counsel (Exhibit 5 and 23.2) and Consent of
Independent Auditors (Exhibit 23.1), which were inadvertently left out of the original filing.

                              (ii)
                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have heretofore been filed by PCC Group, Inc. (the "Registrant") with the Securities and
Exchange Commission (the "Commission"), are incorporated by reference herein:

     (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended by Amendment No.
1 to the Registrant's Annual Report on Form 10-K/A, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (ii) the Registrant's Quarterly Report on Form 10-Q for the fiscal year ended December 31, 1998, filed pursuant to Section
13(a) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act").

     (iii) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated March 12, 1985, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

     In addition, any document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Registrant's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not

                              II-1
opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4    Internet Web Site Development Agreement between PCC Group,
Inc. and 1st Net Technologies, Inc. dated February 11, 1999.

5    Opinion of Counsel as to the legality of securities being
registered.

23.1 Consent of Independent Auditors (included on page II-6)

23.2 Consent of Counsel (included in Exhibit 5).

24   Power of Attorney (previously filed with the Company's
Registration Statement on Form S-8 (Reg. No. 333-72475) filed on
February 17, 1999).

                              II-2
ITEM 9.  UNDERTAKINGS.

 (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

            (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or

                              II-3
controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              II-4
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of California, on the 15th day of March 1999.

                              PCC GROUP, INC.

                              BY: /s/ Jack Wen
                              --------------------------------
                              Jack Wen, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date
---------                     -----                         ----

/s/ Jack Wen             Chairman of the Board and     March 15,1999
-----------------------  Chief Executive Officer
Jack Wen                 (Principal Executive
                         Officer)

/s/ Donald Johnson       Vice President and       March 15, 1999
-----------------------  Chief Financial Officer
Donald Johnson           (Principal Financial and
                         Principal Accounting
                         Officer)

     *                   Director                 March 15, 1999
-----------------------
Gary L. Blum

     *                   Director                 March 15, 1999
-----------------------
George Rodda, Jr.

* By: /s/ Jack Wen
-----------------------
Jack Wen
as Attorney-In-Fact

                              II-5
                 CONSENT OF INDEPENDENT AUDITORS

PCC Group, Inc.
Pomona, California


We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-8 of our report dated December 8, 1998, relating to the audit of the consolidated financial statements of PCC Group, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1998.

We also consent to the reference to us under the caption
"Experts" in the prospectus.

                              /s/ BDO Seidman, LLP



Los Angeles, California
February 17, 1999

                              II-6
                          EXHIBIT INDEX
                         ---------------


4    Internet Web Site Development Agreement between PCC Group,
Inc. and 1st Net Technologies, Inc. dated February 11, 1999.

5 Opinion of Counsel as to the legality of securities being registered.

23.1 Consent of Independent Auditors (included on page II-6)

23.2 Consent of Counsel (included in Exhibit 5).

24   Power of Attorney (previously filed with the Company's
Registration Statement on Form S-8 (Reg. No. 333-72475) filed on
February 17, 1999).

                                                       EXHIBIT 4

                       INTERNET WEB SITE
                     DEVELOPMENT AGREEMENT

THIS AGREEMENT made and entered into on this 11th day of February, 1999, by and between 1st Net Technologies, Inc., a Colorado Corporation, having offices at 11423 West Bernardo Court, San Diego, California 92127 (hereafter referred to as 1st
NET) and PCC Group, Inc. having offices at 163 University Parkway, Pomona, CA 91768 (hereafter referred to as PCCG).

WITNESSETH:

     WHEREAS, 1st NET desires to enter into an agreement as an independent contractor whereby 1st NET will provide marketing and database services for PCCG in connection with its Computer Discount Center web site <www.123cdc.com>; and

     WHEREAS, PCCG is a public company that is, at this time, trading its common stock on the NASDAQ SmallCap Market; and

     WHEREAS, the parties hereto desire to enter into an agreement which will define their rights and responsibilities toward each other.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. 1st NET shall at all times act as an independent contractor in the transaction of its business and shall conduct its activities in accordance with the rules and regulations and the long standing recognized practices of the industry. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between PCCG and 1st NET.

2. This Agreement shall commence on the date hereof and will terminate on the earliest of the following:

     (a) Eight (8) months from the date of this Agreement, unless terminated by either party upon 30 days written notice to the other party.

     (b) For cause, which shall be determined solely by the following:

          i. Upon termination for cause by PCCG upon 30 days written notice thereof;
          ii. Material breach of duties by 1st Net of this agreement;
          iii. Dishonesty related to independent contractor status with PCCG;
          iv. Violation of any rule or regulation of any regulatory agency;
          v. Any other neglect, act or omission detrimental to the conduct of PCCG;
          vi.  Failure to pay as described in section 8.

     (c) Upon termination for cause by 1st NET upon ten (10) days written notice. Cause shall be determined solely by the following:

          i. Dishonesty related to material facts regarding the development of the company's projects;
          ii. Violation of any rule or regulation of any regulatory agency that affects 1st Net; or
          iii. Any other neglect, act or omission detrimental to the conduct of 1st NET.

3.   1st NET will engage in the marketing and promotion of PCC
     Group's internet web site, Computer Discount Center
     <www.123cdc.com>.

     Phase ONE:  Initial Site Launch Marketing

          A) Announcing web site with Internet search engines and directories
          B)   Target E-Mail extraction and dissemination.
          C)   Newsgroup awareness program.
          D) Research and purchase of keyword banner ad placements in both US and Asian markets.
          E)   Onsite events (i.e. Grand Opening/sale/contest).
          F) Integrating your traditional sales and marketing programs.
          G)   Ongoing traffic analysis and optimization.

     **Keyword banner ad purchases will vary notably in price and availability. For this reason cost for these services will be reviewed and approved on a case by case basis and are over and above price quotes contained in this contract.

          Phase TWO:  Strategic Marketing

          A) Research and development of online strategic alliances worldwide.
          B)   Optimization and continuation of Phase One.

          Phase THREE:  Measuring the Results

          A)   Detailed analysis report of both Phase One & Two.
          B) Re-implementation of Phase One utilizing analysis report.

          (See sections 7 & 8 for payment, fee schedules and contract end date).

4. 1st NET shall be responsible for the payment of all expenses and taxes or other liabilities, which 1st NET incurs due to the receipt of any compensation as a result of this Agreement.

5. 1st NET shall be free to exercise its own judgment as to the time, place and manner of its actual marketing activities related to this Agreement. PCCG acknowledges that 1st NET is engaged in other business activities and that it will continue such activities during the term of this Agreement. 1st NET shall not be restricted from engaging in other business activities during the term of this Agreement.

6. Neither during the term of this Agreement nor thereafter shall 1st NET use any information acquired by them in a manner adverse to the interests of PCCG or do any act to damage the goodwill of PCCG. 1st NET shall supply to PCCG upon request all sources of information and shall not make an untrue statements or representations, nor fail to state any material fact to PCCG. 1st NET shall indemnify and hold PCCG harmless from the claim of any client or company due to any allegation of fraud or misrepresentation from any and all damages related thereto. This provision shall survive the termination of this Agreement.

7. 1st NET understands and agrees that in performance of its duties hereunder they will have certain confidential and proprietary information ("information") concerning PCCG, some of which are confidential, proprietary and may be trade secrets of PCCG. 1st NET agrees to hold all of such information within its own organization and shall not, without the prior written consent of an authorized officer of PCCG utilize, communicate, or otherwise disclose said information or any part thereof, to any third party in any manner.

     (a) PCCG will pay a fee of 20,000 shares of PCCG common stock, for the services described in Section 3.
          Payment arrangements as follows: Eight equal payments of 2,500 shares of PCCG common stock will be due no later than the 1st of each month until the termination date of this contract with the final payment due on August 1, 1999; provided that the first and second payment of shares are not due until February 20, 1999. The payment of 2500 shares is earned on a monthly basis, and upon 30 days written notice by either party, the arrangement is terminated and the balance of the shares will be canceled.

     (b) PCCG agrees to register the shares of common stock granted to 1st NET by filing a Form S-8 with the Securities and Exchange Commission.

8. Monthly maintenance fees can be increased at anytime during the term of this contract to fulfill any additional requirements of PCCG as mutually agreed by both parties. This contract terminates on August 27th, 1999 or eight (8) months from the date of this agreement. Late payments will suspend any and all performance by 1st NET and all payments are non-refundable.

9. In the event that any claim, lawsuit or controversy arises or is brought against PCCG or 1st NET as a result of any action or inaction of 1st NET or PCCG, the expenses incurred, including reasonable attorneys' fees shall be borne by the losing party.

10. This agreement shall supersede all former agreements, which may have existed between the parties hereto, whether oral or written. In particular, this agreement supersedes and replaces the earlier signed version of this contract which was dated December 29, 1998. Neither party may assign this contract nor any payment nor benefits to which the parties may become entitled, without prior written consent.

11. This Agreement shall be deemed a California contract and governed by the laws thereof. Any provision of this Agreement prohibited by the laws of any state shall, as to such state, be ineffectual only to the extent of such prohibition and shall not invalidate the remaining provisions of this Agreement.

12. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS HEREOF, the parties hereto have executed this document as of the date and year written below:



BY:   /s/ Jack Wen                                DATE:  2/13/99
     -------------------------------                   ----------
     Jack Wen
     PCC Group, Inc.


BY:   /s/ Clifford J. Smith                       DATE:  2/15/99
     -------------------------------                   ----------
     Clifford J. Smith, President
     1st Net Technologies, Inc.


                                                       EXHIBIT 5

February 16, 1999



PCC Group, Inc.
163 University Parkway
Pomona, California  91768

     Re:  Registration Statement on Form S-8
          ----------------------------------

Dear Sirs:

      We have acted as counsel for PCC Group, Inc. (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), providing for the registration of an aggregate of 20,000 shares (the "Shares") of the Company Common Stock, $.01 par value, all issuable to 1st Net Technologies, Inc. pursuant to an Internet Web Site Development Agreement (the "Consulting Agreement").

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Consulting Agreement and of such other documents, corporate records, certificates of public officials and other instruments as we deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          Based on the foregoing examination, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the Consulting Agreement, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

          By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                         Very truly yours,

                         /s/ Troy & Gould

                         Troy & Gould
                         Professional Corporation